Exhibit 99.1

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America, Inc. (ARCA) Announces
Appointment of Rachel L. Holmes to Executive Vice President of ARCA Recycling, Inc.

January 21, 2016-Minneapolis-Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI), the nation’s leading provider of appliance recycling services, today announced it has appointed Rachel L. Holmes to the position of Executive Vice President of the company’s subsidiary, ARCA Recycling, Inc. In this role, Holmes will lead ARCA’s recycling segment’s sales and operations in pursuing expanded business opportunities with utility companies and other clients across the country. Holmes served as Vice President of Business Development for ARCA, Inc. from April 2008 until July 2015, when she transitioned to the role of Vice President of Client Services.
“ARCA Recycling’s business opportunities have increased since our major competitor abruptly ceased operations in November 2015,” said Edward R. (Jack) Cameron, ARCA’s President and CEO. “With this influx of business, we decided to realign our organizational structure to better serve our clients. Fortunately, we have a wealth of in-house talent to fill these roles. Rachel brings twenty-five years of experience with ARCA to her new position. She not only has a solid base of knowledge in all aspects of the business, she also has proven to work effectively with our clients and personnel over the years.”

Since Holmes joined ARCA in February 1991 she has held positions of increasing management responsibility in marketing and advertising, business development and client services. She earned her Bachelor of Arts degree from the University of Minnesota (Minneapolis).

About ARCA
ARCA's three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services (www.ARCAInc.com). ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits (www.ARCAap.com). ARCA Recycling’s regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada (www.ARCARecyclinginc.com, www.ARCACanada.ca). Eighteen company-owned stores under the name ApplianceSmart, Inc.® (www.ApplianceSmart.com) sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA's future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA's periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.
FOR MORE INFORMATION, CONTACT:
Edward (Jack) R. Cameron, CEO (952) 930-9000